EXHIBIT 99.1

NEWS
RELEASE

2004-18

FOR IMMEDIATE RELEASE
Contact: Doug Aron
(713) 688-9600 x145

FRONTIER OIL REPORTS THIRD QUARTER 2004 RESULTS

HOUSTON, TEXAS, November 4, 2004 – Frontier Oil Corporation (NYSE: FTO) announced net income of $23.8 million, or $0.87 per diluted share, for the quarter ended September 30, 2004, compared to net income of $3.8 million, or $0.14 per diluted share, for the third quarter of 2003. For the nine months ended September 30, 2004, Frontier’s net income totaled $69.5 million, or $2.55 per diluted share, compared to a net loss of $870,000, or $0.03 per share, for the nine-month period in 2003.

The stronger third quarter 2004 results are attributable to significant improvements in the diesel crack spread, continued strength of the gasoline crack spread, and wide crude oil differentials. The diesel crack spread improved to an average of $8.10 per barrel in the third quarter of 2004 compared to an average of $4.75 per barrel for the third quarter of 2003. The gasoline crack spread averaged $8.88 per barrel in the third quarter 2004, slightly below the $9.70 per barrel average earned in the same period of 2003. Crude oil spreads were considerably above historical averages in the third quarter 2004 and subsequently have moved significantly higher through the first two months of the fourth quarter. The WTI/WTS crude oil differential averaged $2.95 per barrel for the third quarter 2004, compared to the $2.44 per barrel average in the third quarter of 2003. Frontier’s light/heavy crude oil differential averaged $9.28 per barrel for the third quarter 2004, well above the average $6.81 per barrel in the same period of 2003. The 2003 third quarter results were negatively impacted by $11.2 million, or $0.42 per share, in after-tax expenses related to the failed merger with Holly Corporation.

Frontier’s Chairman, President and CEO, James Gibbs, commented, “Third quarter and year-to-date results are outstanding and we believe are indicative of our future profitability. Although we expect there will always be short-term volatility in our industry, we are extremely bullish on the future profitability of the refining industry. Our crude oil differentials are at record levels for this time of year, our diesel crack spread averaged above $10 per barrel for the month of October and although the gasoline crack spread is experiencing seasonal weakness, the fundamentals for our business are extremely encouraging.”

Frontier’s cash balance of $122.7 million as of September 30, 2004 reflects an increase of $34.6 million from the $88.1 million cash balance as of June 30, 2004. Short-term borrowings decreased slightly from $39.5 million on June 30, 2004 to $36.3 million on September 30, 2004. On October 1, 2004 Frontier closed on the sale of $150 million of 6.625% Senior Notes due 2011. These notes were issued to replace Frontier’s existing $170 million 11.75% Senior Notes due 2009. The approximately $20 million reduction in debt and the 5.125% reduction in interest rate will lead to a significant decrease in future interest expense.

The third quarter 2004 results include an after-tax inventory gain of approximately $13.1 million, or $0.48 per share, compared to a loss of $3.9 million, or $0.14 per share, for the same period of 2003. The nine months ended September 30, 2004 include an after-tax inventory gain of $27.9 million, or $1.02 per share, compared to a loss of $2.3 million, or $0.09 per share, for the nine-month period ended September 30, 2003.

Conference Call

A conference call is scheduled for today, November 4, 2004, at 11:00 a.m. eastern time, to discuss the financial results. To access the call, please dial (888) 203-7667. For those individuals outside the United States, please call (719) 955-1567. A recorded replay of the call may be heard through November 18 by dialing (888) 203-1112 (international callers (719) 457-0820) and entering the code 901156. In addition, the real-time conference call and a recorded replay will be webcast by PR Newswire. To access the call or the replay via the Internet, go to www.frontieroil.com and register from the Investor Relations page of the site.

Frontier operates a 110,000 barrel-per-day refinery located in El Dorado, Kansas, and a 46,000 barrel-per-day refinery located in Cheyenne, Wyoming, and markets its refined products principally along the eastern slope of the Rocky Mountains and in other neighboring plains states. Information about the Company may be found on its web site www.frontieroil.com.

This press release includes “forward-looking statements” as defined by the Securities and Exchange Commission. Such statements are those concerning strategic plans, expectations and objectives for future operations. All statements, other than statements of historical facts, included in this press release that address activities, events or developments that the Company expects, believes or anticipates will or may occur in the future are forward-looking statements. These statements are based on certain assumptions made by the Company based on its experience and perception of historical trends, current conditions, expected future developments and other factors it believes are appropriate in the circumstances. Such statements are subject to a number of assumptions, risks and uncertainties, many of which are beyond the control of the Company. Investors are cautioned that any such statements are not guarantees of future performance and that actual results or developments may differ materially from those projected in the forward-looking statements.

                                                      FRONTIER OIL CORPORATION

                                                                                Nine Months Ended            Three Months Ended
                                                                                  September 30                  September 30
                                                                         ------------------------------------------------------------
                                                                               2004            2003           2004          2003
                                                                         ------------------------------------------------------------
INCOME STATEMENT DATA ($000's except per share)
Revenues                                                                 $     2,058,312 $     1,627,560 $     785,076 $     594,763
Refining operating costs                                                       1,881,975       1,550,460       727,121       551,218
Selling and general expenses                                                      20,921          14,926         7,075         5,132
Merger termination and legal costs                                                 3,820           3,953           157         3,953
                                                                         ------------------------------------------------------------
Operating income before depreciation                                             151,596          58,221        50,723        34,460
Depreciation                                                                      23,928          21,187         8,166         7,156
                                                                         ------------------------------------------------------------
Operating income                                                                 127,668          37,034        42,557        27,304
Interest expense and other financing costs                                        17,618          39,099         5,813        21,153
Interest income                                                                    (890)         (1,625)         (485)         (611)
Gain on involuntary conversion of assets                                           (594)               0             0             0
Provision for income taxes                                                        42,009             430        13,437         2,940
                                                                         ------------------------------------------------------------
Net income (loss)                                                        $        69,525 $         (870) $      23,792 $       3,822
                                                                         ============================================================
Net income (loss) per diluted (basic) share                              $          2.55 $        (0.03) $        0.87 $        0.14
Average shares outstanding (000's)                                                27,299          25,910        27,445        26,957

OTHER FINANCIAL DATA ($000's)
Adjusted EBITDA (1)                                                      $       152,190 $        58,221 $      50,723 $      34,460
Cash flow before changes in working capital                                      125,942          30,989        40,799        21,986
Working capital changes                                                         (18,766)         (1,672)         4,759         7,355
Net cash provided by operating activities                                        107,176          29,317        45,558        29,341
Net cash used by investing activities                                           (34,840)        (26,756)       (6,520)       (7,193)

Operations (bpd)
    Total charges                                                                164,818         165,385       169,436       177,364
    Gasoline yields                                                               81,918          81,936        84,477        86,014
    Diesel yields                                                                 52,487          53,188        55,057        57,321
    Total sales                                                                  164,803         164,468       174,204       176,914

Refinery operating margins information ($ per bbl)
    Refined products revenue                                             $         45.84 $         36.20 $       49.39 $       36.51
    Raw material, freight and other costs                                          38.09           31.21         41.89         30.89
    Operating expenses excluding depreciation                                       3.59            3.32          3.48          2.98
    Refinery depreciation                                                           0.51            0.47          0.49          0.42

Light/Heavy crude spread ($ per bbl) (2)                                 $          8.75 $          6.91 $        9.28 $        6.81
WTI/WTS Differential ($ per bbl)                                                    3.04            2.67          2.95          2.44

BALANCE SHEET DATA ($000's)                                                    At September 30, 2004           At June 30, 2004
                                                                           ------------------------------  --------------------------
Cash, including cash equivalents                                                         $       122,741               $      88,086
Working capital                                                                                  129,315                      91,786
Short-term and current debt                                                                       36,250                      39,500
Total long-term debt                                                                             168,853                     168,796
Shareholders' equity                                                                             239,877                     216,846

(1) Adjusted EBITDA represents income before interest expense, interest income, merger financing termination costs (includes both interest expense and income), income tax, and depreciation and amortization. Adjusted EBITDA is not a calculation based upon generally accepted accounting principles; however, the amounts included in the adjusted EBITDA calculation are derived from amounts included in the consolidated financial statements of the Company. Adjusted EBITDA should not be considered as an alternative to net income or operating income, as an indication of operating performance of the Company or as an alternative to operating cash flow as a measure of liquidity. Adjusted EBITDA is not necessarily comparable to similarly titled measures of other companies. Adjusted EBITDA is presented here because it enhances an investor’s understanding of Frontier's ability to satisfy principal and interest obligations with respect to Frontier's indebtedness and to use cash for other purposes, including capital expenditures. Adjusted EBITDA is also used for internal analysis and as a basis for financial covenants. Frontier’s adjusted EBITDA for the nine and three months ended September 30, 2004 and 2003 is reconciled to net income as follows:

                                                          Nine Months Ended                   Three Months Ended
                                                             September 30                        September 30
                                                   ---------------------------------   ----------------------------------
                                                          2004            2003               2004            2003
                                                   ---------------------------------   ----------------------------------
                                                                               (In Thousands)
Net income (loss)                                  $     69,525      $     (870)        $    23,792      $     3,822
Add provision for income taxes                           42,009              430             13,437            2,940
Add interest expense and other financing costs           17,618           20,749              5,813            6,590
Subtract interest income                                   (890)            (907)              (485)            (260)
Add merger financing termination costs, net                   0           17,632                  0           14,212
Add depreciation and amortization                        23,928           21,187              8,166            7,156
                                                   ---------------------------------   ----------------------------------
Adjusted EBITDA                                    $    152,190      $    58,221        $    50,723      $    34,460
                                                   =================================   ==================================

(2) Average light/heavy crude oil spread is the differential between the benchmark average West Texas Intermediate (WTI) crude priced at Cushing, Oklahoma and the heavy crude oil priced delivered to the Cheyenne Refinery. The light/heavy spread has been restated in prior periods using WTI as the light crude oil in order to be comparable with the WTI/WTS spread reported for the El Dorado Refinery.

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